Filed pursuant to Rule 424(b)(3)

Registration No. 333-238741

The Alkaline Water Company Inc.

Supplement No. 1 dated March 26, 2021
To the Prospectus dated June 8, 2020

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This Supplement No. 1 supplements, and should be read in conjunction with, our prospectus dated June 8, 2020. The purpose of this Supplement No. 1 is to include the following updated information.

Selling Stockholders Table

The “Selling Stockholders” table contained in our prospectus dated June 8, 2020 is amended as follows to reflect a transfer by Gord Suffron of 2,000,000 May Warrants to SSI AIF Umbrella Fund SICAV – Trillium Growth Opportunities Fund (the “Trillium Fund”) and subsequent issuance of shares of our common stock upon exercise of those May Warrants by the Trillium Fund. Except as amended by this prospective supplement to reflect such transfer and issuance, the “Selling Stockholders” table contained in our prospectus dated June 8, 2020 is not otherwise affected by this prospectus supplement.

Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2),(3)
SSI AIF Umbrella Fund SICAV – Trillium Growth Opportunities Fund(4)	5,214,285(5)	2,000,000(6)	3,214,285	3.64%

Notes

* Less than 1%.

(1) Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding for computing the percentage of the person holding such options, warrants or convertible securities but are not counted as outstanding for computing the percentage of any other person.

(2) We have assumed that the selling stockholders will sell all of the shares being offered in this offering.

(3) Based on 87,242,958 shares of our common stock issued and outstanding as of March 26, 2021. Shares of our common stock issuable upon exercise of warrants owned by a selling stockholder are counted as outstanding for computing the percentage of that particular selling stockholder but are not counted as outstanding for computing the percentage of any other person.

(4) To our knowledge, Wolfdieter Schnee exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by SSI AIF Umbrella Fund SICAV - Trillium Growth Opportunities Fund.

(5) Consists of 4,142,857 shares of our common stock and 1,071,428 shares of our common stock issuable upon exercise of warrants, which are exercisable within 60 days.

(6) Consists of 2,000,000 shares of our common stock issued upon exercise of 2,000,000 May Warrants.